EXHIBIT 99.6

JOINT FILING AGREEMENT

Sean Garber and Algar, Inc. each hereby agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13D filed herewith, and any amendments thereto, relating to the shares of common stock of Industrial Services of America, Inc. is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby executes this Agreement as of the date set forth below.

Dated: December 11, 2013

/s/ Sean Garber
Signature
Sean Garber
Name

ALGAR, INC.

By:      /s/ Sean Garber
Sean Garber, Chief Executive Officer